UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
 of the Securities Exchange Act of 1934

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THE PARKVIEW GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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THE PARKVIEW GROUP, INC.
 21301 Powerline Road, Suite 103
 Boca Raton, FL 33433
(561) 789-4162

INFORMATION STATEMENT
 PURSUANT TO SECTION 14 (C) OF THE SECURITIES EXCHANGE ACT OF 1934

 DATE OF MAILING: May 11, 2010

Dear Shareholders:

          This Information Statement is furnished by the board of directors (the “Board”) of The Parkview Group, Inc., a Delaware corporation (the “Company”), to inform the shareholders of the Company of the approval of certain shareholders’ actions. This Information Statement will be mailed to holders of record of the Company’s common stock, par value $.001 (the “Common Stock”), as of the record date. The record date for determining shareholders entitled to receive this Information Statement has been established as of the close of business on April 30th 2010. On that date, the Company had outstanding and entitled to vote 1,581,200 shares of Common Stock. Specifically, this Information Statement relates to the following:

Shareholders’ approval of an amendment to the Company’s certificate of incorporation (a) effectuating a reverse stock split of our outstanding shares of Common Stock on the basis of one (1) post-split share for three (3) pre-split shares (the “Reverse Split”); (b) increasing the number of shares of capital stock the Company is authorized to issue post the Reverse Split to 80,000,000, 75,000,000 of which would be common stock and 5,000,000 of which would be blank check preferred stock as provided for herein (the “Increase in Authorized Shares”) and (c) elimination of certain pre-emptive rights of Common Stock holders to purchase shares or securities in proportion to their holdings of Common Stock upon issuance or sale by the Company  of shares of stock or other securities (the “Elimination of Pre-emptive Rights”).

          On April 26, 2010, shareholders owning at least a majority of the issued and outstanding Common Stock, consented in writing to the matters described herein. As a result, these matters were approved by the majority required by law and no further votes will be needed.

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS IS
REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING FOR A PROXY AND YOU
 ARE REQUESTED NOT TO SEND US A PROXY

          The Reverse Split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interest in the Company or proportionate voting power, except to the extent that the Reverse Split results in any of our shareholders owning a fractional share rounded and adjusted upward to the nearest whole share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership of the shares of Common Stock as of April 15, 2010 by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of the issued and outstanding shares of Common Stock, (ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group. This table is based upon information derived from our stock records. Unless otherwise subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Name and Address of Beneficial Owner (4)	Shares of Common Stock Owned (1)	Percent of Issued & Outstanding(2)

Richard B. Frost (6)	351,000	22.2%
Bert L. Gusrae (3)	252,300	16.0%
Rebecca Lozano	25,000	01.6%
Alicia M. LaSala (5)	302,000	19.1%
Frank Pellegrino	100,000	6.3%
C. Leo Smith	100,000	6.3%
Alfred Schiffrin	150,000	9.5%

All officers and directors as a group (three [3] persons)	628,300	39.70%

Notes
(1)	Beneficial ownership as reported in the table above has been determined in accordance with the Exchange Act.

(2)	Percentages are approximate based upon 1,581,200 issued and outstanding shares of Common Stock on April 30, 2010.

(3)	Includes 1,300 shares that are jointly held with Mr. Gusrae’s spouse, and 1,000 shares over which Ms. Gusrae has sole ownership.

(4)	The business addresses of the shareholders indicated are in each case the same as that of the Company.

(5)	Includes 1,000 shares owned by the Nicholas F. LaSala Trust and 1,000 shares owned by Ms. LaSala’s spouse.

(6)	Includes 1,000 shares owned by Mr. Frost’s spouse.

          We are not aware of any arrangements that could result in a change of control.

AMENDMENT TO COMPANY’S CERTIFICATE OF INCORPORATION

REVERSE SPLIT

          The Company is authorized to issue 20,000,000 shares of capital stock consisting of: 20,000,000 shares of common stock, par value $.001 per share (the “Common Stock”), of which 1,581,200 shares of Common Stock are issued and outstanding.

         The holders of more than a majority of our outstanding shares of Common Stock on April 26, 2010, approved a reverse split of our Common Stock of one (1) post-reverse split share for three (3) pre-reverse split shares (the “Reverse Split”), as a result of which the number of our outstanding shares of Common Stock will decrease from 1,581,200 to approximately 527,067 (the exact number may vary slightly due to rounding up).

INCREASE OF AUTHORIZED SHARES

             After giving effect to the Reverse Split, the holders of more then a majority of the shares of Common Stock outstanding on April 27, 2010, authorized the increase of our shares of authorized capital stock to 80,000,000, of which 75,000,000 would be classified as shares of common stock, par value $.001 per share, and 5,000,000 would be classified as shares of blank check preferred stock, par value $.001 per share.

ELIMINATION OF COMMON STOCK PRE-EMPTIVE RIGHTS

            Similarly, after giving effect to the Reverse Split, the holders of more than a majority of the shares of Common Stock outstanding, on April 27, 2010, authorized the removal and elimination of certain provisions in the Company’s Certificate of Incorporation  giving Common Stock holders, upon the issuance or sale of shares of stock of any class or any securities convertible into such stock, the right to purchase such shares or securities in proportion to their respective holdings of the Common Stock at such price or prices as the board of directors may from time to time fix and as may be permitted by law.

           The holders of more than a majority of outstanding shares of our Common Stock believe that it is advisable and in the best interests of the Company and its shareholders to effect the Reverse Split, the Increase of Authorized Shares and the Elimination of Common Stock Pre-Emptive Rights in order to provide additional shares that could be issued in connection with the raising of additional equity capital or other financing activities, or could be issued in connection with a business relationship, combination or other similar transaction, at a more attractive recapitalized per share trading stock price, which could attract additional potential investors within the financial community.  The future issuance of additional shares of Common Stock on other than a pro rata basis to existing stockholders will dilute the ownership of the current stockholders, as well as their proportionate voting rights.

THERE CAN BE NO ASSURANCE THAT A SUITABLE BUSINESS OPPORTUNITY WILL BE EFFECTED FOLLOWING THE COMPLETION OF THE REVERSE SPLIT, THE INCREASE IN AUTHORIZED SHARES AND THE ELIMINATION OF COMMON STOCK PRE-EMPTIVE RIGHTS.

          Attached as Exhibit A and incorporated herein by reference is the text of the Amendment to the Certificate of Incorporation (the “Certificate Amendment”) as approved by the holders of more than a majority of our outstanding shares of Common Stock. The Reverse Split, the Increase in Authorized Shares and the Elimination of Common Stock Pre-Emptive Rights will be effected by filing the Amendment to the Certificate of Incorporation with the Secretary of State of Delaware which is expected to occur approximately twenty (20) days after the mailing of this Information Statement i.e. on May 31, 2010. The Reverse Stock Split, the Increase in Authorized Shares and the Elimination of Common Stock Pre-Emptive Rights will become effective upon such filing.

EFFECTS OF AMENDMENTS

The following table summarizes the principle effects of the: (i) Reverse Split; and (ii) Increase in the Authorized Shares:

	Pre-Reverse	Post-Reverse*

Common Shares

Issued and Outstanding	1,581,200	527,067
Authorized	20,000,000	75,000,000

Preferred Shares

Issued and Outstanding	0	0
Authorized	0	5,000,000

*Reflects a Reverse Split of three (3) pre-reverse shares for one (1) post-reverse share.

POTENTIAL ANTI-TAKEOVER EFFECTS OF THE REVERSE SPLIT AND THE INCREASE IN
 AUTHORIZED SHARES

          The implementation of the Reverse Split and the Increase in Authorized Shares will have the effect of increasing the proportion of unissued authorized shares to issued shares. Under certain circumstances this may have an anti-takeover effect. The Elimination of Common Stock Pre-Emptive Rights may have an opposite effect. The authorized but unissued shares could be used by the Company to oppose a hostile takeover attempt or to delay or prevent a change of control or changes in or removal of the Board, including a transaction that may be favored by a majority of our shareholders or in which our shareholders might receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, the Board could issue and sell shares, thereby diluting the stock ownership of a person seeking to effect a change in the composition of our Board or to propose or complete a tender offer or business combination involving us and potentially strategically placing shares with purchasers who would oppose such a change in the Board or such a transaction.

          In addition, the Delaware General Corporation Law prohibits certain mergers, consolidations, sales of assets or similar transactions between a corporation on the one hand and another company which is, or is an affiliate of, a beneficial holder of 15% or more of that corporation’s voting power (defined as an “Interested Stockholder”) for three (3) years after the acquisition of the voting power, unless the acquisition of the voting power was approved beforehand by the corporation’s board of directors or the transaction is approved by a majority of such corporation’s shareholders (excluding the Interested Stockholder). These provisions prohibiting Interested Stockholder transactions could also preserve management’s control of the Company.

          Although an increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have a potential anti-takeover effect, the proposed amendments to our certificate of incorporation are not in response to any effort of which we are aware to accumulate the shares of our Common Stock or obtain control of the Company. There are no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

          The Board does not intend to use the consolidation as a part of or first step in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended.

EXCHANGE OF STOCK CERTIFICATES

          Upon filing of the Amendment to the Certificate of Incorporation with the Secretary of State of Delaware, each outstanding certificate representing shares of the Common Stock will be deemed for all corporate purposes to evidence ownership of post-reverse split shares of Common Stock. Accordingly, shareholders may, but need not, surrender and exchange their certificates representing shares of existing Common Stock. SHAREHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATE TO THE COMPANY OR THE COMPANY’S TRANSFER AGENT UNTIL REQUESTED TO DO SO. No service charge will be payable by shareholders in connection with the exchange of certificates, as all costs will be borne by the Company.

NO FRACTIONAL SHARES; NO REDUCTION TO ZERO

          No fractional shares will be issued as a result of the Reverse Split. In order to avoid the expense and inconvenience of issuing and transferring fractional shares of post-Reverse Split Common Stock to shareholders who would otherwise be entitled to receive fractional shares of post-Reverse Split Common Stock following the Reverse Split, any fractional shares which result from the reverse split will be rounded up to the nearest whole share. Any shareholder who holds less than the selected exchange ratio will be entitled to receive one (1) share.

ABSENCE OF DISSENTERS’ RIGHTS

          No dissenters’ or appraisal rights are available to our stockholders under the Delaware General Corporation Law in connection with the proposed amendment to our certificate of incorporation to effect the Reverse Split, the Increase in Authorized Shares and the Elimination of Common Stock Pre-Emptive Rights.

COSTS AND MAILING

          The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company has asked or will ask all brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

“HOUSEHOLDING” INFORMATION

          Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of the Common Stock who share the same address or household may not receive separate copies of this Information Statement. The Company will promptly deliver an additional copy of this Information Statement and the accompanying materials to a beneficial holder at a shared address upon written or oral request. A beneficial holder who wishes to receive a separate copy, or holders sharing an address who are currently receiving multiple copies and wish to receive a single copy of this or future proxy materials should submit a written request to Bert L. Gusrae, The Parkview Group, Inc., 21301 Powerline Road, Boca Raton, FL 33433 or call (561) 789-4162.

By Order of the Board of Directors:

The Parkview Group, Inc.

By:	/s/ Richard B. Frost
Richard B. Frost, Chief Executive Officer

May 10, 2010